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American Realty Investors, Inc. Reports 2004 Results

DALLAS (April 1, 2005) -- American Realty Investors, Inc. (NYSE: ARL), a Dallas-based real estate investment company, announced today that the company reported net income of $30.6 million, or $2.90 per share, for the year ending December 31, 2004, compared to net income of $9.5 million, or $0.88 per share, in 2003. ARL reported fourth quarter 2004 net income of $47.6 million, or $4.56 per share, compared to a fourth quarter 2003 net loss of $1.8 million, or $(0.17) per share.

Income, sales and related expenses and costs for the fourth quarter and twelve months of 2004 resulted in decreased income from operations of $18.3 million and $62.3 million, compared to $18.9 million and $85.6 million in the 2003 comparable periods, and included:

  Income from rents decreased to $40.9 million and increased to $165.4 million in 2004, from $41.3 million and $135.8 million in the 2003 comparable periods. The increase in the twelve months is primarily attributable to the consolidation of Transcontinental Realty Investors, Inc. ("TCI"), effective March 31, 2003. Without the effect of the consolidation, rents increased to $143.6 million in 2004, primarily due to increased hotel occupancy and completed apartment construction.
  Property operations expenses decreased to $31.8 million and increased to $122.6 million in 2004, from $31.9 million and $101.1 million in the 2003 comparable periods. The increase in the twelve months is also attributable to the consolidation of TCI. Without the effect of the consolidation, property operations expense increased to $108.5 million in 2004, primarily due to increased management fees for commercial properties and completed apartment construction.
  Pizza parlor sales increased to $8.9 million and $34.5 million in 2004, from $8.8 million and $33.1 million in the 2003 comparable periods. Cost of sales increased to $6.8 million and $26.7 million in 2004, from $6.7 million and $26.1 million in the 2003 comparable periods. Gross margin for the three months was $2.1 million in both 2004 and 2003, while the gross margin for the twelve months increased to $7.8 million in 2004 from $7.0 million in 2003. The increases were primarily attributable to increases of 6.4% in same-store sales in 2004.
  Gain on land sales decreased to $7.2 million and $11.8 million in 2004, from $7.4 million and $43.8 million in 2003. The gain on land sales for the twelve months ended December 31, 2003 included recognition of $19.92 million of previously deferred gains.

Other income decreased to $15.2 million and increased to $22.5 million in 2004, from $16.7 million and $20.2 million in 2003. Other income included:

  Equity in the income (loss) of investees improved to $104,000 and $(41,000) in 2004, compared to $(162,000) and $(4.4) million in 2003, due to the consolidation of TCI by ARI.
  Interest and other income decreased to $15.1 million and increased to $22.5 million in 2004, compared to $16.9 million and $7.7 million in 2003. The increase for the twelve months was primarily attributable to a gain on foreign currency transactions of $3.8 million.

Other expenses (excluding property operations expenses and costs of sales for pizza and land) increased to $56.7 million and $143.1 million in the fourth quarter and twelve months of 2004, compared to $41.1 million and $123.4 million in 2003, and included:

  Interest expense increased to $22.8 million and $67.6 million in 2004, compared to $22.0 million and $58.6 million in 2003, due to the consolidation of TCI by ARI. Without the effect of the consolidation, interest expense increased to $60.0 million in 2004, primarily due to completed apartment construction.
  Depreciation and amortization expense decreased to $7.9 million and increased to $25.3 million in 2004, compared to $9.5 million and $19.1 million in 2003. The decrease in the forth quarter was primarily due to the recognition in 2003 of depreciation at one hotel for improvements that had been placed in service in 1997. The increase for the twelve months was due to the consolidation of TCI by ARI. Without the effect of the consolidation, depreciation and amortization expense increased to $20.9 million in 2004, primarily due to completed apartment construction.
  General and administrative expenses increased to $7.3 million and decreased to $18.7 million in 2004, compared to $6.2 million and $22.1 million in 2003. The 2004 periods included $1.5 million of estimated lawsuit settlement expenses, and the 2003 periods included $3.1 million of one-time reimbursements to ARI's advisor for legal fees.
  Advisory and net income fees increased to a total of $4.5 million and $12.7 million in 2004, compared to $201,000 and $9.3 million in 2003, due to the consolidation of TCI by ARI. Net income fees were $1.9 million in the three months ended December 31, 2004. There were no net income fees or incentive fees in 2003.
  Provision for asset impairment of $8.0 million in 2004, approximated the $7.7 million in 2003. In 2004 and 2003, the carrying value of an office building was reduced to its net realizable value.

Net income from discontinued operations increased to $71.7 million and $91.5 million in 2004, compared to $4.3 million and $29.4 million in 2003. Included in the 2004 net income from discontinued operations were:

  Gains on real estate sales of $97.0 million in 2004, compared to $48.8 million in 2003.
  Equity in gains on real estate sales by investees of $2.2 million in 2004, compared to $716,000 in 2003.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI's web site.

AMERICAN REALTY INVESTORS, INC.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2004	2003	2004	2003
	(dollars in thousands, except per share)
Income from rents	$40,871	$41,304	$165,372	$135,842
Property operations expense	31,848	31,937	122,626	101,070
Operating income	9,023	9,367	42,746	34,772

Gain on land sales	7,202	7,403	11,781	43,831

Pizza Sales	8,866	8,790	34,525	33,057
Cost of sales	6,788	6,697	26,713	26,051
Gross margin	2,078	2,096	7,812	7,006

Income from operations	18,303	18,866	62,339	85,609

Equity in income (loss) of investees	104	(162)	(41)	(4,441)
Interest and other income	15,100	16,901	22,526	7,738
Total other income	15,204	16,739	22,485	20,199

Total other expenses	56,998	41,148	143,115	123,354

Net loss from continuing operations	(23,491)	(5,543)	(58,291)	(17,546)

Discontinued operations	71,741	4,311	91,485	29,409

Net income (loss)	48,250	(1,232)	33,194	11,863
Preferred dividend requirement	(650)	(543)	(2,601)	(2,351)

Net income (loss) applicable to Common shares	$ 47,600	$ (1,775)	$ 30,593	$ 9,512

Basic and Diluted Earnings Per Share
Net loss from continuing operations	$ (2.31)	$ (0.57)	$ (5.76)	$ (1.85)
Discontinued operations	6.87	.40	8.66	2.73
Net income (loss) applicable to Common shares	$ 4.56	$ (0.17)	$ 2.90	$ .88

Weighted average Common shares used to compute earnings per share	10,448,389	10,642,505	10,559,571	10,789,352

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